November 1, 2018

Carillon Tower Advisers, Inc.
880 Carillon Parkway
St. Petersburg, FL 33716

Dear Ladies and Gentlemen:

Carillon Series Trust a Delaware statutory trust, offers, as applicable, multiple series and classes of shares of beneficial interest for sale to the public.  Each series and class has unique fees and expenses.  The Trust’s series (“Series”) and its respective classes (“Class”), as applicable, are listed in Attachment A.

As investment adviser and administrator to the Trust, Carillon Tower Advisers, Inc.  (“Carillon”) agrees to waive its fees and/or reimburse expenses of a Series or Class to the extent that a Series or Class’ annual operating expenses for its fiscal year exceed the limitations (“Expense Limitations”) set forth in Attachment A.  These Expense Limitations will be in effect for the periods noted in the chart in Attachment A (“Expense Limitation Period”).  For purposes of this Agreement, annual operating expenses shall not include interest, taxes, brokerage commissions, costs relating to investments in other investment companies, dividend costs and extraordinary expenses.  In addition, annual operating expenses shall include offset expense arrangements with the custodian for each Series.

Carillon maintains the right to recover from the same Series or Class of shares the fee previously waived and/or expenses previously reimbursed by Carillon during the Expense Limitation Period within the Series’ next two fiscal years if total annual operating expenses for a given Series or Class are less than any expense limitations then in effect for that Series or Class.  The determination as to whether Carillon may recover fees waived and/or expenses reimbursed is made for each Class of a Series without regard to any other Class of the same Series.  The Agreement may be changed by the Trust’s Board of Trustees without the approval of Trust shareholders.

Carillon agrees that it shall look only to the assets of an applicable Series or Class for performance of this Agreement and for any claims for payment.  No other Series, Class, a Trust or its trustees, officers, employees, agents or shareholders shall be personally liable for performance by a Series or Class under this Agreement.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

Very truly yours,

CARILLON SERIES TRUST

By: /s/ Susan L. Walzer

Susan L. Walzer
Principal Executive Officer

CARILLON TOWER ADVISERS, INC.

By:  /s/ J. Cooper Abbott

J. Cooper Abbott
President

ATTACHMENT A
Expense Limitation*
(as a percent of average daily net assets)

Carillon Series Trust

Fund Name	Class A	Class C	Class I	Class R-3	Class R-5	Class R-6	Class Y
Carillon ClariVest Capital Appreciation Fund**	1.25	2.00	0.95	1.50	0.95	0.85	1.25
Carillon Eagle Growth & Income Fund	1.25	2.00	0.95	1.50	0.95	0.85	1.25
Carillon ClariVest International Stock Fund	1.45	2.20	1.15	1.70	1.15	1.05	1.45
Carillon Scout International Fund	1.45	2.20	1.15	1.70	1.15	1.05	1.45
Carillon Eagle Investment Grade Bond Fund	0.73	1.48	0.43	0.98	0.43	0.33	0.73
Carillon Reams Core Bond Fund	0.80	1.55	0.40	1.05	0.50	0.40	0.80
Carillon Reams Core Plus Bond Fund	0.80	1.55	0.40	1.05	0.50	0.40	0.80
Carillon Reams Low Duration Fund	0.80	1.55	0.40	1.05	0.50	0.40	0.80
Carillon Reams Unconstrained Bond Fund	0.80	1.55	0.50	1.05	0.50	0.40	0.80
Carillon Eagle Mid Cap Growth Fund	1.25	2.00	0.95	1.50	0.95	0.85	1.25
Carillon Eagle Mid Cap Stock Fund	1.25	2.00	0.95	1.50	0.95	0.85	1.25
Carillon Scout Mid Cap Fund	1.45	2.20	1.15	1.70	1.15	1.05	1.45
Carillon Eagle Small Cap Growth Fund	1.25	2.00	0.95	1.50	0.95	0.85	1.25
Carillon Eagle Smaller Company Fund	1.25	2.00	0.95	1.50	0.95	0.85	1.25
Carillon Scout Small Cap Fund	1.25	2.00	0.95	1.50	0.95	0.85	1.25
Carillon Cougar Tactical Allocation Fund	1.17	1.92	0.87	1.42	0.87	0.77	1.17

*CTA agreed to cap total fund operating expenses for the Class A, Class C, Class I, Class R-5, Class R-3, Class R-6, and Class Y shares of the Funds as follows:

Through February 28, 2019:
Carillon ClariVest Capital Appreciation Fund
Carillon Eagle Growth & Income Fund
Carillon ClariVest International Stock Fund
Carillon Scout International Fund
Carillon Eagle Investment Grade Bond Fund
Carillon Scout Mid Cap Fund
Carillon Eagle Small Cap Growth Fund
Carillon Cougar Tactical Allocation Fund

Through June 30, 2019:
Carillon Eagle Mid Cap Growth Fund
Carillon Eagle Mid Cap Stock Fund
Carillon Eagle Smaller Company Fund
Carillon Scout Small Cap Fund

Through October 31, 2019:
Carillon Reams Core Bond Fund
Carillon Reams Core Plus Bond Fund
Carillon Reams Low Duration Fund
Carillon Reams Unconstrained Bond Fund

**The Capital Appreciation Fund expense limitations noted above do not take into consideration the up to 30bps reduction in expense cap that was proposed at the August 2016 board meeting.  At this time, there is no anticipated date for that change.

Dated: [March 1, 2018]